Exhibit 15


                              DISTRIBUTION PLAN OF
                  NATIONAL MULTI-SECTOR FIXED INCOME FUND, INC.
                             PURSUANT TO RULE 12B-1
                                 CLASS A SHARES

Distribution Plan for Class A shares dated May 14, 1993 (the "Plan"), of NATIONAL MULTI-SECTOR FIXED INCOME FUND, INC. (the "Fund"), a Maryland corporation.

WHEREAS, the Fund and Phoenix Equity Planning Corporation ("PEPCO" or the "Distributor"), a wholly owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life") and a broker-dealer registered under the Securities Exchange Act of 1934, have entered into an Underwriting Agreement pursuant to which the Distributor will act as principal underwriter of shares of the Fund for sale to the public;

WHEREAS, Phoenix Home Life has entered into an agreement with Aitken Hume plc, the indirect parent of National Securities Research Corporation ("NS&RC") and its subsidiary, NSR Distributors, Inc. ("NSR"), the predecessor distributor of the Fund, providing for the sale of the intermediate holding company parent of NS&RC to Phoenix Home Life; and

WHEREAS, the Directors of the Fund have determined to adopt this Distribution Plan (the "Plan"), in accordance with the requirements of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") and have determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

NOW THEREFORE, the Fund hereby adopts the Plan on the following terms and conditions:

         1. The Fund shall reimburse the Distributor, at the end of each month, up to a maximum on an annual basis of 0.30% of the average daily value of the net assets of the Fund's Class A shares, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers, Inc., for distribution expenditures incurred by NSR pursuant to the Fund's Distribution Plan dated January 6, 1992 but unreimbursed prior to the effectiveness of this Plan, and expenditures incurred by PEPCO subsequent to the effectiveness of this Plan, in connection with the sale and promotion of the Class A shares of the Fund and the furnishing of services to shareholders of the Fund. Such expenditures shall consist of: (i) commissions to sales personnel for selling Class A shares of the Fund; (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Distributor in the form of the Dealer Agreement for National Affiliated Investment

Companies for services rendered in connection with the sale and distribution of Class A shares of the Fund, (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Class A shares of the Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Directors of the Fund determine are reasonably calculated to result in sales of Class A shares of the Fund; provided however, that a portion of such amount paid to the Distributor, which portion shall be equal to or less than 0.25% annually of the average daily net assets of the Fund's Class A shares, may be paid for reimbursing the costs of providing services to Class A shareholders, including assistance in connection with inquiries related to shareholder accounts (the "Service Fee").

         Amounts paid or payable by the Fund under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the distribution expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's-length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Directors of the Fund, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimates and projections. No amounts paid or payable by the Fund under this Plan or any related agreement may be used to pay for, or reimburse payment for, sales or promotional services or activities unless such payment or reimbursement takes place prior to the earliest of (a) the last day of the one-year period commencing on the last day of the calendar quarter during which the specific service or activity was performed, or (b) the last day of the one-year period commencing on the last day of the calendar quarter during which payment for the service or activity was made by a third party on behalf of the Fund.

         2. At least quarterly in each year the Plan remains in effect, the Fund's Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Fund, shall prepare and furnish to the Directors of the Fund for their review, and the Directors shall review, a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under the Plan and the purposes for which such expenditures were made.

         3. This Plan shall not take effect until it, together with any related agreements, have been approved by a vote of at least a majority of the Fund's Directors as well as a vote of at least a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on the Plan or any related agreement, and the Plan shall not take effect with respect to the Fund until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund.

         4. This Plan shall remain in effect for one year from the date of its execution and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Directors of the Fund as well as a majority of the Disinterested Directors. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 1 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund and
(b) all material amendments to this Plan must be approved by a vote of the Directors of the Fund and of the Disinterested Directors.

         5. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Directors then in office.

         6. Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund on not more than 60 days' written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

         7. This Plan may be terminated at any time by a vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund. In the event the Plan is terminated or otherwise discontinued, no further payments hereunder will be made by the Plan.

         8. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2 hereof, and any other information, estimates, projections and other materials that serve as a basis therefore, considered by the Directors of the Fund, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Fund and its shareholders have adopted this Plan as of this 14th day of May, 1993.


                                            NATIONAL MULTI-SECTOR FIXED
                                            INCOME FUND, INC.
                                            CLASS A SHARES


                                            By: /s/ Thomas Ole Dial
                                                -------------------------------
                                                Thomas Ole Dial, Vice President

Attest:
/s/ Mairead M. Collins
-------------------------------
Mairead M. Collins
Assistant Secretary



natl\multi. al2